Exhibit 1
















                         AGREEMENT AND PLAN OF MERGER

                                     Among

                          HOVNANIAN ENTERPRISES, INC.

                             WHI HOLDING CO., INC.

                                      and

                            WASHINGTON HOMES, INC.



                         Dated as of  August 28, 2000

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                               TABLE OF CONTENTS


                                   ARTICLE I

                                  THE MERGER

     SECTION 1.01  The Merger   . . . . . . . . . . . . . . . . . . . . .    1
     SECTION 1.02  Closing  . . . . . . . . . . . . . . . . . . . . . . .    2
     SECTION 1.03  Effective Time   . . . . . . . . . . . . . . . . . . .    2
     SECTION 1.04  Certificate of Incorporation and By-Laws of the
                     Surviving Corporation  . . . . . . . . . . . . . . .    2
     SECTION 1.05  Directors  . . . . . . . . . . . . . . . . . . . . . .    3
     SECTION 1.06  Officers   . . . . . . . . . . . . . . . . . . . . . .    3
     SECTION 1.07  Further Assurances   . . . . . . . . . . . . . . . . .    3

                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01  Capital Stock of Merger Sub  . . . . . . . . . . . . .    3
     SECTION 2.02  Cancellation of Treasury Stock and Parent Owned Stock     3
     SECTION 2.03  Conversion of Company Common Stock   . . . . . . . . .    4
     SECTION 2.04  Exchange of Certificates   . . . . . . . . . . . . . .    8
     SECTION 2.05  Rule 145 Affiliates  . . . . . . . . . . . . . . . . .   12
     SECTION 2.06  Stock Options and Other Stock Plans  . . . . . . . . .   12
     SECTION 2.07  Tax Consequences   . . . . . . . . . . . . . . . . . .   13

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     SECTION 3.01  Organization   . . . . . . . . . . . . . . . . . . . .   13
     SECTION 3.02  Capitalization   . . . . . . . . . . . . . . . . . . .   14
     SECTION 3.03  Authority  . . . . . . . . . . . . . . . . . . . . . .   15
     SECTION 3.04  Noncontravention; Filings and Consents   . . . . . . .   15
     SECTION 3.05  Company SEC Documents; Financial Statements  . . . . .   17
     SECTION 3.06  Information Supplied.  . . . . . . . . . . . . . . . .   18
     SECTION 3.07  Absence of Certain Changes or Events   . . . . . . . .   18
     SECTION 3.08  Litigation   . . . . . . . . . . . . . . . . . . . . .   18
     SECTION 3.09  Absence of Changes in Benefit Plans  . . . . . . . . .   19
     SECTION 3.10  Employees, Officers and Directors  . . . . . . . . . .   19
     SECTION 3.11  Employee Benefits, ERISA   . . . . . . . . . . . . . .   19
     SECTION 3.12  Labor Matters  . . . . . . . . . . . . . . . . . . . .   22
     SECTION 3.13  Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   22
     SECTION 3.14  Compliance with Applicable Laws  . . . . . . . . . . .   23

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     SECTION 3.15  Environmental Matters  . . . . . . . . . . . . . . . .   24
     SECTION 3.16  Insurance  . . . . . . . . . . . . . . . . . . . . . .   24
     SECTION 3.17  Brokers  . . . . . . . . . . . . . . . . . . . . . . .   25
     SECTION 3.18  Vote Required  . . . . . . . . . . . . . . . . . . . .   25
     SECTION 3.19  Certain Contracts.   . . . . . . . . . . . . . . . . .   25
     SECTION 3.20  Real Property  . . . . . . . . . . . . . . . . . . . .   26
     SECTION 3.21  Opinion of Financial Advisor   . . . . . . . . . . . .   27
     SECTION 3.22  Disclosure   . . . . . . . . . . . . . . . . . . . . .   27

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     SECTION 4.01  Organization   . . . . . . . . . . . . . . . . . . . .   27
     SECTION 4.02  Capitalization   . . . . . . . . . . . . . . . . . . .   28
     SECTION 4.03  Authority  . . . . . . . . . . . . . . . . . . . . . .   29
     SECTION 4.04  Valid Issuance of Parent Common Stock  . . . . . . . .   29
     SECTION 4.05  Noncontravention; Filings and Consents   . . . . . . .   29
     SECTION 4.06  Parent SEC Documents; Financial Statements   . . . . .   30
     SECTION 4.07  Information Supplied   . . . . . . . . . . . . . . . .   31
     SECTION 4.08  Absence of Certain Changes or Events   . . . . . . . .   32
     SECTION 4.09  Litigation   . . . . . . . . . . . . . . . . . . . . .   32
     SECTION 4.10  Ownership of Company Capital Stock   . . . . . . . . .   32
     SECTION 4.11  Interim Operations of Merger Sub   . . . . . . . . . .   32
     SECTION 4.12  Brokers  . . . . . . . . . . . . . . . . . . . . . . .   32
     SECTION 4.13  Parent Financing   . . . . . . . . . . . . . . . . . .   32
     SECTION 4.14  Disclosure   . . . . . . . . . . . . . . . . . . . . .   32
     SECTION 4.15  Investigation by Parent  . . . . . . . . . . . . . . .   33
     SECTION 4.16  Vote Required  . . . . . . . . . . . . . . . . . . . .   33

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01  Conduct of Business of the Company   . . . . . . . . .   34
     SECTION 5.02  Covenants of Parent and Merger Sub   . . . . . . . . .   37
     SECTION 5.03  No Solicitation  . . . . . . . . . . . . . . . . . . .   38

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01  Company Shareholders' Meeting  . . . . . . . . . . . .   40
     SECTION 6.02  Registration Statement; Proxy Statement  . . . . . . .   40
     SECTION 6.03  Information; Confidentiality   . . . . . . . . . . . .   43
     SECTION 6.04  Approvals and Consents; Cooperation  . . . . . . . . .   43
     SECTION 6.05  Company Benefit Plans  . . . . . . . . . . . . . . . .   44

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     SECTION 6.06  Fees and Expenses  . . . . . . . . . . . . . . . . . .   45
     SECTION 6.07  Plan of Reorganization   . . . . . . . . . . . . . . .   46
     SECTION 6.08  Public Announcements   . . . . . . . . . . . . . . . .   46
     SECTION 6.09  Letters of Accountants   . . . . . . . . . . . . . . .   47
     SECTION 6.10  Directors' and Officers' Insurance and
                     Indemnification  . . . . . . . . . . . . . . . . . .   47
     SECTION 6.11  Resales by Affiliates  . . . . . . . . . . . . . . . .   48
     SECTION 6.12  Stock Exchange Listing   . . . . . . . . . . . . . . .   49
     SECTION 6.13  Delivery of 2000 Financial Statements  . . . . . . . .   49
     SECTION 6.14  Board Representation   . . . . . . . . . . . . . . . .   49
     SECTION 6.15  Voting Agreements.   . . . . . . . . . . . . . . . . .   50

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

     SECTION 7.01  Conditions to the Obligations of Each Party  . . . . .   50
     SECTION 7.02  Conditions to the Obligations of Parent and
                     Merger Sub   . . . . . . . . . . . . . . . . . . . .   51
     SECTION 7.03  Conditions to the Obligations of the Company   . . . .   52

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01  Termination  . . . . . . . . . . . . . . . . . . . . .   53
     SECTION 8.02  Effect of Termination  . . . . . . . . . . . . . . . .   54
     SECTION 8.03  Amendment  . . . . . . . . . . . . . . . . . . . . . .   54
     SECTION 8.04  Extension; Waiver  . . . . . . . . . . . . . . . . . .   54

                                  ARTICLE IX

                              GENERAL PROVISIONS

     SECTION 9.01  Nonsurvival of Representations   . . . . . . . . . . .   55
     SECTION 9.02  Notices  . . . . . . . . . . . . . . . . . . . . . . .   55
     SECTION 9.03  Definitions  . . . . . . . . . . . . . . . . . . . . .   56
     SECTION 9.04  Interpretation   . . . . . . . . . . . . . . . . . . .   57
     SECTION 9.05  Counterparts   . . . . . . . . . . . . . . . . . . . .   57
     SECTION 9.06  Entire Agreement; Third-Party Beneficiaries  . . . . .   57
     SECTION 9.07  Assignment   . . . . . . . . . . . . . . . . . . . . .   58
     SECTION 9.08  Governing Law  . . . . . . . . . . . . . . . . . . . .   58
     SECTION 9.09  Enforcement  . . . . . . . . . . . . . . . . . . . . .   58
     SECTION 9.10  Severability   . . . . . . . . . . . . . . . . . . . .   58

                                   EXHIBITS

EXHIBIT A      Form of Company Tax Opinion Representation Letter  . . . .  A-1
EXHIBIT B      Form of Parent Tax Opinion Representation Letter   . . . .  B-1
EXHIBIT C      Form of Company Affiliate Letter   . . . . . . . . . . . .  C-1
EXHIBIT D      Employment Agreement of Geaton A. DeCesaris, Jr.   . . . .  D-1
EXHIBIT E      Employment Agreement of Thomas Pellerito   . . . . . . . .  E-1
EXHIBIT F      Employment Agreement of Christopher Spendley   . . . . . .  F-1
EXHIBIT G      Employment Agreement of Clayton Miller   . . . . . . . . .  G-1







































                                     -iv-

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     AGREEMENT AND PLAN OF MERGER, dated as of August 28, 2000 among
Hovnanian Enterprises, Inc., a Delaware corporation ("Parent"), WHI Holding Co., Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Washington Homes, Inc., a Maryland corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, this "Agreement");

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger, other than shares owned directly or indirectly by Parent or by the Company, will be converted into the right to receive shares of Class A common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") or cash, in each case subject to the provisions of Article II of this Agreement;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                   ARTICLE I

                                  THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL") and the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Merger Sub at the

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Effective Time (as defined in Section 1.03).  Upon the Effective Time, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, assets, liabilities and obligations of the Company in accordance with the MGCL and the DGCL.

     SECTION 1.02 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)), set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"), at the offices of Duane, Morris & Heckscher LLP, 1667 K Street, N.W., Washington, D.C. 20006-1608. The Company shall as promptly as practicable notify Parent, and Parent and Merger Sub shall as promptly as practicable notify the Company, when the conditions to such party's obligation to effect the Merger contained in
Article VII shall have been satisfied.

     SECTION 1.03 Effective Time. On the Closing Date, the parties shall execute and file in the offices of the State Department of Assessments and Taxation for the State of Maryland appropriate articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed and acknowledged in accordance with the relevant provisions of the MGCL and shall make all other filings or recordings required under the MGCL and shall execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL. The "Effective Time" shall be 11:59 p.m. eastern time on the Closing Date which date and time shall be specified in the Articles of Merger and the Certificate of Merger, or at such other time as is agreed to in writing by the parties hereto and specified in the Articles of Merger and the Certificate of Merger.

     SECTION 1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation. (a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become, without any further action on the part of Parent, Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

     (b) The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall become, without any further action on the part of Parent, Merger Sub or the Company, the By-Laws of the Surviving Corporation

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from and after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

     SECTION 1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07 Further Assurances. If, at and after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company, or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.


                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01 Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, Parent Common Stock or capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock, par value $0.01 per share, of the Surviving Corporation.

     SECTION 2.02 Cancellation of Treasury Stock and Parent Owned Stock. As of the Effective Time, by virtue of the Merger and without any action on the

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part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent ("Canceled Shares") shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided, however, that shares of the Company's Common Stock held under the Company's Deferred Compensation Incentive Plan shall not be canceled under this Section 2.02.

     SECTION 2.03 Conversion of Company Common Stock. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and provided that shares of the Company's Common Stock held under the Company's Deferred Compensation Incentive Plan shall be deemed issued and outstanding for purposes of this Section 2.03) shall be converted into, at the election of the holder thereof, one of the following (or a combination of shares of Parent Common Stock and cash determined in accordance with Sections 2.03(b), (d), (e), (f) and (g)) (the "Merger Consideration"):

     either -

          (i) the right to receive 1.39 fully paid and non-assessable shares of Parent Common Stock (sometimes referred to hereinafter, as the context requires, as the "Exchange Ratio" or the "Stock Consideration"); provided, however, that,

               (A) if the "Closing Price" (as defined in Section 2.03(a)(iii) below) of Parent Common Stock is less than $5.65 per share, then each outstanding share of Company Common Stock, at the election and in the sole discretion of Parent, may be converted into that number of shares of Parent Common Stock equal to the product of (I) $5.65 divided by the Closing Price of the Parent Common Stock multiplied by (II) the Exchange Ratio (the "Topping Up Election"); provided, further, that, in the event that the Parent does not exercise its right to make the Topping Up Election as provided in the preceding clause and notify the Company of its election to do so in writing at least two trading days before the Closing Date, then the Company, in its sole discretion, may elect to terminate this Agreement, and if this Agreement is not so terminated, holders of the shares of the Company Common Stock will receive the Stock Consideration without any further adjustments to the Exchange Ratio with the Cash Consideration adjusted in order to qualify the transaction as a tax free reorganization under Section 368(a) of the Code; and

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               (B)  if the Closing Price of Parent Common Stock is greater than $8.47 per share, then Parent, in its sole discretion, may elect to terminate this Agreement;

     or -

          (ii) the right to receive in cash from Parent, without interest, an amount equal to $10.08 (the "Cash Consideration").

          (iii) the term "Closing Price" shall mean the average of the closing trade prices of Parent Common Stock for the twenty consecutive trading days ending on the third trading day before the Closing Date and reported on the American Stock Exchange (the "AMEX").

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.04, the Merger Consideration.

     (b) Elections. Subject to the election and allocation procedures set forth in this Section 2.03, each holder of record (or beneficial owner through appropriate and customary documentation and instructions) of shares of Company Common Stock as of the record date for the Company Shareholders' Meeting (as defined in Section 6.01) (other than holders of Canceled Shares) (the "Holders") will be entitled, with respect to each share of Company Common Stock held by such Holder, to (i) elect to receive the Stock Consideration (a "Stock Election"), (ii) elect to receive the Cash Consideration (a "Cash Election"), (iii) elect to receive a combination of Stock Consideration and Cash Consideration (a "Combination Election") based upon the percentage allocation designated by such Holder, in which case such percentage allocation shall be allocated pro rata among the shares held by such Holder with an allocated portion of whole shares deemed covered by a "Stock Election" and an allocated portion of whole shares deemed covered by a "Cash Election," or (iv) indicate that such Holder has no preference as to the receipt of the Stock Consideration or the Cash Consideration (a "Non-Election" and any Stock Election, Cash Election, Combination Election or Non-Election shall be referred to herein as an "Election"). Any Holder not making an Election shall be deemed to have made a Non-Election. Non-Elections, as a group and not individually, shall, in the sole discretion of Parent, be deemed to be (and shall be deemed to be covered by) (i) a Stock Election, (ii) a Cash Election or (iii) a Combination Election based upon the percentage allocation determined by Parent in its sole discretion.

     (c) Election Numbers. The number of shares of Company Common Stock to be converted into the right to receive the Cash Consideration in the Merger

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

shall be no greater than 49.9% of the number of shares of Company Common Stock issued and outstanding or held in the Company's treasury immediately prior to the Effective Time less the number of Canceled Shares (the "Cash Election Number") and the aggregate number of shares of Parent Common Stock into which shares of Company Common Stock may be converted in the Merger shall be no greater than that number of shares of Parent Common Stock that, when multiplied by the Closing Price, would represent 60% of the aggregate dollar value of the Merger Consideration (calculated on the basis of a value equal to the Closing Price for each share of Parent Common Stock included in the Merger Consideration) (the "Maximum Parent Shares").

     (d) Cash Election Adjustments. If the aggregate number of shares of Company Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, (i) all shares of Company Common Stock covered by Stock Elections (the "Stock Election Shares") shall be converted into the right to receive the Stock Consideration, and (ii) to the extent necessary so that Cash Election Shares shall be no greater than the Cash Election Number, all Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

          each Cash Election Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Cash Consideration and
          (2) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (B) a number of shares of Parent Common Stock equal to the product of (1) the Stock Consideration and (2) a fraction equal to one minus the Cash Fraction.

     (e) Stock Election Adjustments. If the aggregate number of shares of Company Common Stock covered by Stock Elections exceeds the Maximum Parent Shares, then (i) each share of Company Common Stock with respect to which a Cash Election shall have been made shall be converted into the right to receive the Cash Election; and (ii) each share of Company Common Stock with respect to which a Stock Election shall have been made shall be converted into the right to receive:

          (A) the number of shares of Parent Common Stock equal to the product of (1) the Stock Election Shares and (2) a fraction (the "Stock Fraction"), the numerator of which shall be the Maximum Parent Shares and the denominator of which shall be the aggregate number of shares of Parent Common Stock that would be issuable pursuant to a Stock Election but for the limitation on such number set forth in Section 2.03(c) above; and (B) the amount of cash, without interest, equal to the product of (1) the Cash

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

          Consideration and (2) a fraction equal to one minus the Stock
          Fraction.

     (f)  Non-Election Adjustments.  In the event that Section 2.03(d) or
Section 2.03(e) above is not applicable, all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares shall be converted into the right to receive the Stock Consideration.

     (g) Adjustments Relating to Tax Opinions. If either (i) the tax opinion of Duane, Morris & Heckscher LLP referred to in Section 7.03(c) cannot be rendered (as reasonably determined by Duane, Morris & Heckscher LLP and concurred in by Simpson Thacher & Bartlett or (ii) the tax opinion of Simpson Thacher & Bartlett referred to Section 7.02(c) cannot be rendered (as reasonably determined by Simpson Thacher & Bartlett and concurred in by Duane, Morris & Heckscher LLP), in either case as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
Section 368(a) of the Code, then Parent and the Company agree that the Cash Election Number shall be decreased to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered.

     (h) Exercise of Election. All Cash Elections, Stock Elections, Combination Elections and Non-Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a "Form of Election") and mailed to holders of record of shares of Company Common Stock as of the record date for the Company Shareholders' Meeting (as defined in Section 6.01) or such other date as Parent and the Company shall mutually agree (the "Election Form Record Date"). A form of Election shall be included with or mailed contemporaneously with each copy of the Proxy Statement mailed to shareholders of the Company in connection with the Company Shareholders' Meeting. Parent and the Company shall make available one or more Forms of Election as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the day prior to the Election Deadline (as defined in Section 2.03(i)). Elections shall be made by holders of Company Common Stock by delivering to the Exchange Agent (as defined in Section 2.04(a)) a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the Certificates (as defined in Section 2.04(b)) representing the shares of Company Common Stock as to which the election is being made (or an appropriate guarantee of delivery by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither the Exchange Agent nor Parent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section
2.03 and all such computations shall be conclusive and binding on the holders of Company Common Stock.

     (i) Election Deadline. A Form of Election must be received by the Exchange Agent by 5:00 p.m. eastern time on the last Business Day prior to the Closing Date (the "Election Deadline") (which date shall be publicly announced by Parent as soon as practicable but in no event less than five trading days prior to the Closing Date) in order to be effective. Any holder of Company Common Stock who has made an election by submitting a Form of Election to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Form of Election, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke his election and withdraw his Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by 5:00 p.m. eastern time on the day prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify Parent of its determination.

     (j) Deemed Non-Election. For the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Exchange Agent) shall be deemed to have made a Non-Election. If Parent or the Exchange Agent shall determine that any purported Cash Election, or Stock Election was not properly made or is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the shareholder submitting such Form of Election, such purported Cash Election, Stock Election or Combination Election set forth therein shall be deemed to be of no force and effect and the shareholder making such purported Cash Election, Stock Election or Combination Election shall, for purposes hereof, be deemed to have made a Non-Election.

     SECTION 2.04 Exchange of Certificates. (a) Exchange Agent. From and after the Effective Time, as required by the Exchange Agent Parent shall (i) deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock (other than Canceled Shares), for exchange in accordance with this Article II through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.03 and
(ii) make available to the Exchange Agent cash in the amount required to be exchanged for shares of Company Common Stock in the Merger pursuant to
Section 2.03 (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash and the Parent Common Stock contemplated to be issued pursuant to Section 2.03 out of the Exchange Fund. Except as contemplated by Section 2.04(g) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent with Forms of Election) which immediately prior to the Effective Time represented outstanding shares (other than Canceled Shares) of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Exchange Agent shall reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock or cash.

     (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to this Article II and (ii) a check in the amount (after giving effect to any required tax withholding) equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II (including any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.04(f) and any dividend or other distributions (other than stock dividends) to which such holder is entitled pursuant to Section 2.04(d)), in each case without interest, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and any dividend, or other distributions (other than stock dividends) to which such holder is entitled pursuant to Section

2.04(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.04(d).

     (d) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.04(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions (other than stock dividends), with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (e) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued or cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.04(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and, following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.04. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided by law.

     (f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of any such fractional securities, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Agreement shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Cash Consideration. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.04(b), (c) and (d).

     (g) Termination of Exchange Fund. To the extent permitted by applicable law, any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of shares of Company Common Stock six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.04(f) and any dividends or other distribution (other than stock dividends) with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.04(d). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date, as is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     (h) No Liability. Notwithstanding Section 2.04(g), none of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

     (i) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed upon the delivery to the Exchange Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.04(f) and any dividends or other distributions (other than stock dividends) to which the holders thereof are entitled pursuant to this Agreement.

     SECTION 2.05 Rule 145 Affiliates. Certificates surrendered for exchange by any Person constituting a Rule 145 Affiliate of the Company shall not be exchanged for the Merger Consideration until Parent has received a written agreement from such Person as provided in Section 6.12(a).

     SECTION 2.06 Stock Options and Other Stock Plans. (a) At the Effective Time, all issued and outstanding stock options issued by the Company under the Employee Stock Option Plan or otherwise held by an employee of the Company shall be converted into options to purchase such number of shares of Parent Common Stock as are equal to the respective numbers of shares of Company Common Stock issuable thereon multiplied by the Exchange Ratio, at an option price determined by dividing the respective option prices at which shares of Company Common Stock may be purchased upon exercise thereof by the Exchange Ratio, and upon such other terms and conditions as are contained in such options. Parent agrees to register the shares of Parent Common Stock issuable upon exercise of such options under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after the Closing Date. As promptly as reasonably practicable after the Closing Date, Parent shall issue to each holder of such outstanding options a document evidencing the foregoing assumption by Parent.

     (b) At the Effective Time, each stock option issued by the Company to a non-employee member of the Board of Directors of the Company or any other person who received an option as a consultant to the Company which is outstanding at the Effective Time (i) shall be deemed to be fully vested and will become the right to receive a sum in cash equal to (A) the amount, if any, by which the per share exercise price of the option is less than the

Cash Consideration times (B) the number of shares of Company Common Stock issuable upon exercise of the option in full (irrespective of vesting provisions) and (ii) will be canceled. In order to receive the amount to which a holder of an option is entitled under this Section, the holder must deliver to the Surviving Corporation (I) any certificate or option agreement relating to the option and (II) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the option. Parent or the Surviving Corporation will pay the amount due under this Section to a holder of an option promptly after the Surviving Corporation receives from the holder the items described in clauses (I) and (II) of the preceding sentence.

     (c) In the event any option issued by the Company has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such option to be lost, stolen or destroyed, Parent will, in exchange for such lost, stolen or destroyed option, pay or cause to be paid the cash consideration described in Section 2.06(b) or issue or cause to be issued substitute options of the Parent as described in Section 2.06(a). The Company shall take all actions necessary to cause the events described in Sections 2.06(a) and 2.06(b) to occur.

     SECTION 2.07 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code. In the event that the requirements of such section would not be satisfied as a result of the Merger, the Parent and the Company will take the actions required pursuant to Section 2.03(g).


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in a separate disclosure schedule which has been delivered by the Company to the Parent prior to the date of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant readily apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 3.01 Organization. Each of the Company and its subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, company or partnership power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not be reasonably expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing have not had and would not have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement has been duly authorized by the Company and the board of directors of the Company has recommended approval and adoption of this Agreement and the Merger by the Company's shareholders. This Agreement is a valid and binding agreement of the Company enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. The Company has made available to Parent complete and correct copies of its Restated Articles of Incorporation, as amended and supplemented, and By-Laws and the articles of incorporation and by-laws or other comparable charter or organizational documents of its subsidiaries, in each case as amended to the date of this Agreement. The list of subsidiaries of the Company set forth in Schedule 3.01 of the Company Disclosure Schedule is a true and accurate list of the subsidiaries of the Company. Except as set forth in Schedule 3.01 of the Company Disclosure Schedule, all the outstanding shares of capital stock of or equity interest in each subsidiary of the Company are owned by the Company or by another wholly owned subsidiary of the Company, free and clear of all liens, and are duly authorized, validly issued, fully paid and nonassessable.

     SECTION 3.02 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 15,000,000 shares of Company voting common stock, par value $0.01 per share (previously referred to as the Company Common Stock) and (ii) 1,100,000 shares of Company non-voting common stock, $0.01 par value per share ("Non-Voting Common Stock") and (iii) 150,000 shares of Company preferred stock, par value $0.01 per share, (the "Preferred Stock"). As of the date of this Agreement, (i) 7,788,961 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Non-Voting Common Stock or the Preferred Stock were issued and outstanding. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and each class of capital stock of the Company is free of any preemptive rights in respect thereof. Except as set forth in Schedule 3.02 of the Company Disclosure Schedule, as of the date hereof, no bonds, debentures, notes or other indebtedness of the Company convertible into voting securities of the Company are issued or outstanding and, except as set forth above, (i) no shares of capital stock or other voting securities of the Company are outstanding, (ii) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights are outstanding and (iii) except as set forth in Schedule 3.02 of the Company Disclosure Schedule, there are no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock, or other equity interest, in the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, except as may be necessary to fund the Company's Deferred Compensation Incentive Plan and the Company's 401(k) Plan.

     SECTION 3.03 Authority. The Company has the requisite corporate power and authority to execute, perform and deliver this Agreement and, subject, in the case of the consummation of the Merger, to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock, to consummate the transactions contemplated hereby. The execution, performance and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger, to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

     SECTION 3.04 Noncontravention; Filings and Consents. (a) The execution, performance and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) any provision of the Restated Articles of Incorporation, as amended and supplemented, or By-Laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent, materially delay or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any federal, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity (as defined in the Securities Exchange Act of 1934, as amended ("Exchange Act")) ("Person"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (ii) the filing with the SEC of (x) the Proxy Statement (as defined in Section 6.02), (y) such reports under Section 13(a) of the Exchange Act, and (z) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, whether state or foreign, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the State Department of Assessments and Taxation for the State of Maryland and the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such as may be required by any applicable state securities or "blue sky" laws and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (including filings and recordings among land records in the jurisdictions in which real property is held by the Company or its subsidiaries) the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent, delay or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

     SECTION 3.05 Company SEC Documents; Financial Statements. As of their respective filing dates, (i) each of the Company's filings with the United States Securities and Exchange Commission (the "SEC") on Form 10-K dated October 25, 1999 for the year ended July 31, 1999 (including any Exhibits thereto) and the Reports on Form 10-Q for the quarters ended October 31, 1999, January 31, 2000 and April 30, 2000 (including any Exhibits thereto) or the proxy statement dated October 15, 1999, in each case in the form filed by the Company with the SEC (the "Company SEC Documents") complied, and all similar documents filed from the date of this Agreement to the Closing Date will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and
(ii) none of the Company SEC Documents contained, nor will any similar document filed after the date of this Agreement contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Documents (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

     SECTION 3.06 Information Supplied. None of the information supplied or to be supplied by the Company or any of its subsidiaries expressly for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement will, (i) at the time the Registration Statement is filed with the SEC or at any time it is amended or supplemented, (ii) on the date the Proxy Statement is first mailed to the shareholders of the Company, (iii) at the time the Registration Statement becomes effective and (iv) at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     SECTION 3.07 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or as contemplated by this Agreement, since July 31, 1999 the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase or redemption of, the Company's capital stock other than repurchases of Company Common Stock by the Company pursuant to the Company's stock repurchase program or to fund the Company's Deferred Compensation Incentive Plan or the Company's 401(k) Plan, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles (v) any salary or compensation increases to any employee of the Company or of any of the Company's subsidiaries except in the ordinary course of business consistent with past practices, (vi) any increase in indebtedness for borrowed money incurred by the Company, or any of its subsidiaries, nor any incurrence of any other obligation or liability (fixed or contingent) except in the ordinary course of business and consistent with past practices, (vii) any transaction with respect to a merger, consolidation, liquidation or reorganization of the Company or any subsidiary of the Company other than such proceedings relating to this Agreement, or (viii) any agreement by the Company or any subsidiary of the Company to take any of the actions described in the foregoing.

     SECTION 3.08 Litigation. Except as set forth in Schedule 3.08 of the Company Disclosure Schedule or disclosed in the Company SEC Documents, there are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect. Neither the Company nor any of its subsidiaries or any officers, directors or shareholders of the Company or of any subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.09 Absence of Changes in Benefit Plans. Except as set forth in Schedule 3.09 of the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries, and there is no oral or written understanding or arrangement to enter into any such agreement with any such individual.

     SECTION 3.10 Employees, Officers and Directors. The Company has delivered a list, accurate in all respects, of the names and positions of each of the officers, directors and substantially all of the employees (in the case of employees earning at least $25,000 per year) of the Company and each subsidiary of the Company, and the annual wage, salary and bonus information for such employees as of the date of such list.

     SECTION 3.11 Employee Benefits, ERISA. (a) Schedule 3.10 of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) (sometimes referred to herein as "Welfare Plans"), and each other plan, arrangement or policy (written or oral) relating to employment, stock options, stock-based awards, stock purchases, compensation, deferred compensation, bonuses, severance, vacation, fringe benefits or other employee benefits, in each case maintained, or contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents, consultants or directors of the Company or any of its subsidiaries (all of the foregoing being herein called "Company Benefit Plans"). The Company has made available to Parent true and complete copies of (v) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (w) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (x) the most recent summary plan description (or similar document) for each Company Benefit Plan for which a summary plan description is required or was otherwise provided to plan participants or beneficiaries, (y) each trust agreement, group annuity contract and/or funding arrangement relating to any Company Benefit Plan and
(z) the most recent determination letter received from the Internal Revenue

Service with respect to each Company Benefit Plan intended to qualify under
Section 401 of the Code.

     (b) Except as disclosed in Schedule 3.10(b) of the Company Disclosure Schedule, all Company Pension Plans and related trusts that are intended to be tax-qualified plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans and related trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened; no event has occurred and, to the knowledge of the Company, no circumstances exist that would adversely affect the tax qualification of such Company Pension Plan nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under
Section 302 of ERISA.

     (c) To the knowledge of the Company, each Company Benefit Plan has been administered in all material respects in accordance with its terms, and in form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws.
There are no investigations or audits by any governmental agency, termination or other proceedings or any claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or the assertion of any rights to or claims for benefits under any Company Benefit Plan that could give rise to any material liability, and, to the knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding (except for claims for benefits payable in the normal operation of the Company Benefits Plans).

     (d) Except as disclosed in Schedule 3.10(d) of the Company Disclosure Schedule, no Commonly Controlled Entity is required to contribute to any "multi employer plan" as defined in Section 4001(a)(3) of ERISA or has withdrawn from any such multi employer plan where such withdrawal has resulted or would result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. To the knowledge of the Company, none of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Sections 4975 or 4976 of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code, or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such
Section 4975 or to any material liability under Sections 409 or 502(i) or (1) of ERISA. Neither any of such Company Benefit Plans nor any of such trusts has been terminated, nor, except where any termination or failure to report would not result in a material liability to the Company or the Parent, has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years for which a waiver has not been granted under regulations issued pursuant to ERISA Section 4043.

     (e) Except as set forth in Schedule 3.10(e) of the Company Disclosure Schedule, no employee of the Company or any of its subsidiaries will be entitled to any severance benefits or any other additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement either alone or in conjunction with another subsequent event. Except for the Agreement between Geaton A. DeCesaris, Jr. and the Company set forth in Section 3.10 of the Company Disclosure Schedule, neither the payment nor the vesting of any of the foregoing benefits shall constitute a "parachute payment" within the meaning of Section 280G of the Code.

     (f) No liability under Title IV of ERISA has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full, and to the knowledge of the Company, no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each Company Pension Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any Commonly Controlled Entity made, or was required to make, contributions during the five (5) year period ending on the Closing Date. No Company Pension Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Company Pension Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Company Pension Plan or otherwise) on or prior to the Closing Date have been timely made. With respect to each Company Benefit Plan subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (g) Except as disclosed in Schedule 3.10(g) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Commonly Controlled Entity beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

     SECTION 3.12 Labor Matters. As of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreements or contracts with respect to any employees of the Company or any subsidiary of the Company.

     SECTION 3.13 Taxes. (a) Except as set forth in Schedule 3.12 of the Company Disclosure Schedule, the Company and each of its subsidiaries has (i) filed, or caused to be filed, with the appropriate taxing authorities all Tax Returns required to be filed on or before the date hereof, and such Tax Returns are true, correct and complete in all material respects and (ii) paid, or caused to be paid, on a timely basis all Taxes due and payable (whether or not shown on any Tax Return) without penalty or established adequate reserves in accordance with generally accepted accounting principles for the payment of all such Taxes, except for any such failure to file, incompleteness or inaccuracy, failure to pay, or inadequacy of such reserve, that is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except where such failure to withhold or pay such Taxes would not be reasonably likely to have a Material Adverse Effect.

     (b) Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (i) there are not pending or, to the knowledge of the Company, threatened in writing, any disputes, claims, audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (ii) neither the Company nor any of its subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The federal income Tax Returns of the Company and each of its subsidiaries have been examined and settled with the Internal Revenue Service (or the applicable statute of limitation for the assessment of federal income Taxes for such periods have expired) for all years through July 31, 1996. There are no material liens or encumbrances for Taxes on any of the assets of the Company or any of its subsidiaries, except for (i) statutory liens for Taxes not yet due or payable, (ii) liens for Taxes that are being contested in good faith and are set forth in Section 3.13 of the Company Disclosure Schedule, and (iii) any other liens for Taxes that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

     (c) Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has (i) filed a consent under Section 341(f) of the Code concerning collapsible corporations; (ii) except for the Agreement between Geaton A. DeCesaris, Jr. and the Company as set forth in Section 3.10 of the Company Disclosure Schedule, made any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments, that will not be deductible under Section 280G of the Code; and (iii) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its subsidiaries is party to any tax allocation or sharing agreement. Neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was the Company) or
(ii) has any liability for the Taxes of any person (other than the Company and its subsidiaries), including liability arising from the application of Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

     For purposes of this Agreement, "Taxes" means (A) all federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, transfer, profits, capital gains, withholding, payroll, real property and personal property and any other taxes, assessments and similar charges in the nature of a tax (including interest and penalties attributable thereto) imposed by any governmental authority and (B) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (A) as a result of being a member of an affiliated or combined group; "Tax Returns" means any return, report, information return or other document (including relating or supporting information) relating to Taxes.

     SECTION 3.14 Compliance with Applicable Laws. Since July 31, 1999 neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, permit, regulation, ordinance, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Company and its subsidiaries is in conformity with all federal, state and local governmental and regulatory requirements applicable to its business and operations, except where such nonconformities would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 3.15 Environmental Matters. (i) The Company and its subsidiaries are, and have been, in compliance with all applicable Environmental Laws, including having all environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted except as would not individually or in the aggregate have a Material Adverse Effect, (ii) neither the Company nor any subsidiary has received any written notice of material noncompliance or material liability under any Environmental Law which is now pending, (iii) neither the Company nor any subsidiary has performed any acts, including releasing, storing or disposing of or arranging for the disposing of hazardous materials or any other material regulated, or that could result in liability, under any Environmental Law, including any petroleum, asbestos, polychlorinated biphenyls, ureaformaldehyde insulation, lead-containing paint or radon, (collectively, "Hazardous Materials"), there is no condition, including the presence of wetlands, protected species or Hazardous Materials, on any property owned, operated or leased by the Company or a subsidiary, and there was no condition, including the presence of wetlands, protected species or Hazardous Materials, on any property formerly owned, operated or leased by the Company or a subsidiary while the Company or a subsidiary owned, operated or leased that property, that could result in a material liability to the Company or a subsidiary under any Environmental Law which would individually or in the aggregate have a Material Adverse Effect and (iv) except for those which would not individually or in the aggregate have a Material Adverse Effect, neither the Company nor any subsidiary is subject to any order of any court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company is aware, threatened against the Company. As used in this Agreement, the term"Environmental Law" means any Federal, state or local law, rule, rule of common law, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment or to environmental conditions or to human health or safety as relating to the environment or exposure to Hazardous Material.

     SECTION 3.16 Insurance. The Company and its subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent and consistent with industry practice, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its subsidiaries or any properties owned, occupied or controlled by the Company or its subsidiaries, in such amount as reasonably deemed necessary by the Company or its subsidiaries. The Company has not received a notice of default under any such policy and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.
Schedule 3.15 of the Company Disclosure Schedule contains a description of all policies of property, fire and casualty, product liability, workers' compensation and other forms of insurance owned or held by the Company or any of its subsidiaries.

     SECTION 3.17 Brokers. No broker, investment banker, financial advisor or other person, other than Wasserstein Perella, the fees and expenses of which will be paid by the Company, a copy of such agreement having been delivered or made available to Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and, to the knowledge of the Company, there is no claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 3.18 Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of the holder of two-thirds of the outstanding shares of Company Common Stock (the "Company Shareholders' Approval").

     SECTION 3.19 Certain Contracts. As of the date hereof, except as disclosed on Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) any joint ventures, partnerships, or similar arrangements; (iii) other agreements or arrangements that give rise to a right of the other parties thereto to terminate such material contract or to a right of first refusal or similar right thereunder as a result of the execution and delivery of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby; or (iv) any agreements, licenses or other arrangements that contain exclusive grants of rights that could, after the Effective Time, restrict Parent or any of its affiliates or any successor thereto, from engaging in or competing with any line of business or in any geographic area (collectively, the "Company Material Contracts"). The Company has provided Parent with a true and accurate copy of all Company Material Contracts and all such Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

     SECTION 3.20 Real Property. (a) Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and its subsidiaries have good and marketable fee title (in the case of owned property, the "Owned Property") and valid leasehold interest (in the case of leased property, the "Leased Property") to or in all real property owned, leased or otherwise used in the business of the Company or its subsidiaries; (ii) Company title to the Owned Property and the Leased Property is free and clear of imperfections, liens, security interests, claims and other charges and encumbrances the existence of which would, individually or in the aggregate, adversely affect the value of such property or impair the use of such property in the usual conduct of the business of the Company; (iii) all the buildings, structures, equipment and other tangible assets of the Company (whether owned or leased) are in normal operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business, and, with respect to the Owned Property, there are no existing, or to the knowledge of the Company, threatened, condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the property or any portion thereof; and (iv) the Company has not received any written notice from any government entity or authority alleging any material violation of any zoning, building, fire, use, air, water, waste disposal, safety, or health codes, ordinances, laws, rules or regulations with respect to the Owned Property which have not been remedied in all material respects.

     (b) Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (i) for each of the agreements by which the Company has obtained a leasehold interest in each Leased Property (each of the foregoing being a "Lease") the Company or its subsidiary is the holder of the lessee's or tenant's interest thereunder;
(ii) to the knowledge of the Company, no circumstance exists which, with the giving of notice, the passage of time or both, could result in a default under any of the Leases; (iii) the Company has complied with and timely performed all conditions, covenants, undertakings and obligations on their parts to be complied with or performed under each of the Leases; (iv) the Company and the Company's other subsidiaries have paid all rents and other charges to the extent due and payable under the Leases; and (v) there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Company any right to the possession, use, occupancy or enjoyment of any Property or any portion thereof.

     SECTION 3.21 Opinion of Financial Advisor. The Company has received an opinion of Wasserstein Parella (the "Advisor") to the effect that, as of the date hereof, from a financial point of view, the consideration to be received in the merger is fair to the holders of Company Common Stock.

     SECTION 3.22 Disclosure. No representation or warranty hereunder or information contained in the financial statements referred to in Section 3.05, the Company Disclosure Schedule or any certificate, statement, or other document delivered by the Company hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.


                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in a separate disclosure schedule which has been delivered by the Parent to the Company prior to the date of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant readily apparent), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     SECTION 4.01 Organization. Each of Parent and Merger Sub and Parent's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not be reasonably expected to have a Material Adverse Effect on the Parent and its subsidiaries taken as a whole. Each of Parent and Merger Sub and each of Parent's subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not have a Material Adverse Effect. The execution, delivery and performance by Parent of this Agreement has been duly authorized by the Parent and the board of directors of Parent has recommended approval and adoption of this Agreement and the Merger by the Parent's shareholders. This Agreement is a valid and binding agreement of the Parent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

     SECTION 4.02 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent common stock, par value $0.01 per share and (ii) 100,000 shares of Parent preferred stock (the "Parent Preferred Stock"). As of July 26, 2000,
(i) 13,716,017 shares of Parent Class A common stock (previously referred to as the Parent Common Stock) were issued and outstanding, (ii) 7,635,522 shares of Parent Class B common stock were issued and outstanding and (iii) no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent common stock are duly authorized, validly issued, fully paid and nonassessable and each class of capital stock of Parent is free of any preemptive rights in respect thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness of Parent convertible into voting securities of Parent are issued or outstanding and, except as set forth above, (i) no shares of capital stock or other voting securities of Parent are outstanding, (ii) no equity equivalents, interests in the ownership or earnings of Parent or other similar rights are outstanding and (iii) except as set forth in Schedule 4.02 of Parent Disclosure Schedule, there are no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of Parent or obligating Parent or any of its subsidiaries to issue, transfer or sell any shares of capital stock, or other equity interest in, Parent or obligating Parent or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

     (b) As of the Effective Time, Parent will have authorized sufficient shares of Parent Common Stock to permit the issuance of the Stock
Consideration in the Merger.

     (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent.

     SECTION 4.03 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute, perform and deliver this Agreement and, subject, in the case of the issuance of a sufficient number of shares of Parent Common Stock necessary to the consummation of the Merger in accordance with the terms of this Agreement, to the requisite approval of the issuance of such Parent Common Stock by the holders of the outstanding shares of Parent common stock (the "Share Issuance"), to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the issuance of a sufficient number of shares of Parent Common Stock necessary to the consummation of the Merger in accordance with the terms of this Agreement, to the requisite approval of the issuance of such Parent Common Stock by the holders of the outstanding shares of Parent common stock and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

     SECTION 4.04 Valid Issuance of Parent Common Stock. The Parent Common Stock which will be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws provided, however, that such shares of Parent Common Stock shall be subject to restrictions on transfer of shares of capital stock imposed by the rules and regulations of the Securities Act, the Exchange Act or blue sky laws.

     SECTION 4.05 Noncontravention; Filings and Consents. (a) The execution, performance and delivery of this Agreement by either Parent or Merger Sub do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub or any of Parent's subsidiaries under (i) any provision of the Certificate of Incorporation or By-Laws of either Parent or Merger Sub or the comparable charter or organizational documents of any of Parent's subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or any of Parent's subsidiaries or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in paragraph (b) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of Parent's subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligation under this Agreement or (y) prevent, materially delay or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any other Person is required by or with respect to Parent or Merger Sub or any of Parent's subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, if applicable, (ii) the filing with the SEC of (w) the Registration Statement, (x) Information Statement, (y) such reports under Section 13(a) of the Exchange Act, and (z) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, whether state or foreign, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the State Department of Assessments and Taxation for the State of Maryland and the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iv) such as may be required by any applicable state securities or "blue sky" laws and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (y) prevent, delay or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

     SECTION 4.06 Parent SEC Documents; Financial Statements. As of their respective dates, (i) each of the Parent's filings with the SEC in the report on Form 10-K dated January 13, 2000 for the year ended October 31, 1999

(including any exhibits thereto) and the Reports on Form 10-Q for the quarters ended January 31, 2000 and April 30, 2000 (including any Exhibits thereto) or the proxy statement dated January 26, 2000, in each case in the form filed by the Parent with the SEC (the "Parent SEC Documents") complied, and all similar documents filed from the date of this Agreement to the Closing Date will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and (ii) none of the Parent SEC Documents contained, nor will any similar document filed after the date of this Agreement contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of the Parent (including the related notes) included or incorporated by reference in the Parent SEC Documents (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Parent SEC Documents, neither the Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Parent and its consolidated subsidiaries or in the notes thereto.

     SECTION 4.07 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub, or any of their subsidiaries, expressly for inclusion or incorporation by reference in the Registration Statement, Information Statement and the Proxy Statement will, (i) at the time the Registration Statement is filed with the SEC or at any time it is amended and supplemented, (ii) on the date the Proxy Statement and Information Statement are first mailed to the shareholders of the Company,
(iii) at the time the Registration Statement becomes effective and (iv) at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Registration Statement and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder.

     SECTION 4.08 Absence of Certain Changes or Events. Since October 31, 1999, there has not been any Material Adverse Effect.

     SECTION 4.09 Litigation. Except as set forth in Schedule 4.09 of the Parent Disclosure Schedule or disclosed in the Parent SEC Documents, there are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect.

     SECTION 4.10 Ownership of Company Capital Stock. Except as set forth in Schedule 4.10 of the Parent Disclosure Schedule, neither Parent nor Merger Sub nor any of their respective affiliates is the beneficial owner of any shares of capital stock of the Company.

     SECTION 4.11 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the performance of its obligations hereunder.

     SECTION 4.12 Brokers. The Company will not be subject to any liability for any fees or expenses of any broker, investment banker, financial advisor or other person, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     SECTION 4.13 Parent Financing. Parent has or will at the Closing have financing in amounts sufficient to pay the Cash Consideration portion of the Merger Consideration, plus cash to pay for any fractional shares, pursuant to this Agreement and consummate the transactions contemplated hereby and has provided to the Company evidence of the same.

     SECTION 4.14 Disclosure. No representation or warranty hereunder or information contained in the Parent SEC Documents, Parent Financial Statements, the Parent Disclosure Schedule or any certificate, statement, or other document delivered by Parent hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained therein or herein, in light of the circumstances in which they were made, not misleading.

     SECTION 4.15 Investigation by Parent. Parent has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company's subsidiaries and acknowledges that Parent has been provided access to the properties, premises, and records of the Company and its subsidiaries for this purpose. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis, and Parent:

     (a) acknowledges that none of the Company, the Company's subsidiaries, or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warrant express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement, and

     (b) agrees, to the fullest extent permitted by law, that none of the Company, the Company's subsidiaries, or any of their respective directors, officers, employees, affiliates, agents, or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based on any information provided or made available, or statements made, to Parent prior to the execution of this Agreement, except that the foregoing limitations shall not apply to the Company to the extent the Company makes specific representations and warranties set forth in Article III of this Agreement and in the Company Disclosure Schedule, but always subject to the limitations and restrictions contained herein and therein.

     SECTION 4.16 Vote Required. The affirmative vote of holders of shares of Parent Class A common stock and Parent Class B common stock (collectively, "Parent Stock") representing a majority of the total votes cast at a meeting of the holders of outstanding shares of Parent Stock all voting together without regard to class (the "Required Parent Vote"), with every holder of outstanding shares of Parent Class A common stock entitled to case thereon one vote and every holder of outstanding shares of Parent Class B common stock entitled to cast thereon ten votes, all in accordance with Parent's Certificate of Incorporation, as amended, is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Share Issuance.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01 Conduct of Business of the Company. Prior to the Effective Time, the Company agrees as to itself and its subsidiaries (except as expressly contemplated or permitted by this Agreement, as set forth in
Schedule 5.01 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing) as follows:

     (a) Representations and Warranties. The Company shall not and shall cause its subsidiaries not to take any action which would cause the representations and warranties made by the Company in this Agreement to not be true, correct and accurate, in all material respects (determined as provided in Section 7.02(a)). Notwithstanding the foregoing, the Company shall use its best efforts to promptly notify Parent of (A) any circumstance, event or action by the Company or by any subsidiary of the Company or otherwise, the existence, occurrence or taking, as applicable, of which would result in any of the representations and warranties of the Company in this Agreement (i) if specifically qualified by materiality, not being true and complete as so qualified, and (ii) if not qualified by materiality, not being true and correct in all material respects, in each case when made or at the Closing, or (B) any failure of the company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it prior to the Closing; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (b) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects in substantially the same manner as heretofore conducted, shall preserve their present business organizations and shall use commercially reasonable efforts to keep available the services of their present officers and employees and endeavor to preserve in all material respects their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

     (c) Dividends; Changes in Stock. The Company shall not and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock, except to fund the Company's Deferred Compensation Incentive Plan and 401(k) Plan.

     (d) Issuance of Securities. Except as may be issued upon the exercise of outstanding (as of the date hereof) stock options issued by the Company, the Company shall not, and it shall not permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than issuances by a wholly owned subsidiary of the Company of its capital stock to the Company.

     (e) Governing Documents. The Company shall not amend or propose to amend its Restated Articles of Incorporation, as amended, or By-Laws.

     (f) No Acquisitions. The Company shall not, and it shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, joint venture or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of the Company and its subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor) to the extent such acquisition could reasonably be expected to materially delay or interfered with the consummation of the Merger.

     (g) No Dispositions. The Company shall not, and it shall not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than (i) dispositions and leases of real estate and homes in the ordinary course of business, (ii) encumbrances on real estate in the ordinary course of business and consistent with past practice and (iii) other assets having an aggregate book value of not more than $1,000,000.

     (h) Indebtedness. The Company shall not, and it shall not permit any of its subsidiaries to, incur (which shall include entering into credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, other than in the ordinary course of business (i) take downs under the Company's and its subsidiaries' existing credit facilities in the ordinary course of business and consistent with past practice, (ii) debt in connection with the acquisition of real estate not to exceed $3,000,000, and
(iii) indebtedness and guarantees of indebtedness, in an aggregate principal amount of not more than $3,000,000.

     (i) Tax Matters. The Company shall not make, and will not permit any of its subsidiaries to make, any tax election or settle or compromise any income tax liability of the Company or of any of its subsidiaries for an amount in excess of $300,000.

     (j) Discharge of Liabilities. The Company shall not, and it shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claim, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for amount in excess of $500,000 in the aggregate (other than payments of liabilities reflected or disclosed in the Company's financial statements or incurred in the ordinary course of business and consistent with past practice), or waive the benefit of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

     (k) Employee Benefits. The Company shall not, and shall not permit any of its subsidiaries to, (i) grant any increase in the compensation of any of its directors, officers or key employees, except for (x) increases for officers and employees in the ordinary course of business and (y) the bonuses to be paid as set forth in Schedule 5.01(k), (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans as in effect on the date hereof to any director, officer or employee, (iii) enter into any new employment, severance or termination agreement with any director, officer or employee or (iv) except as may be required to comply with applicable law, become obligated under any Company Benefit Plan which was not in existence on the date hereof or amend any such plan in existence on the date hereof to enhance the benefits thereunder.

     (l) Capital Expenditures. The Company shall not, and shall not permit any of its subsidiaries to, authorize or make any capital expenditures (other than capital expenditures incurred in the ordinary course of the business of the Company and its subsidiaries as currently conducted or listed on Schedule 5.01(k) of the Company Disclosure Schedule) which in the aggregate exceed $250,000.

     (m) Reorganization. The Company shall not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization.

     (n) Qualification. The Company shall use its reasonable best efforts not to, and shall use its best efforts not to permit any of its subsidiaries to, take any action (including any action otherwise permitted by this Section 5.01) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 5.02 Covenants of Parent and Merger Sub. From the date hereof through the Closing, without the prior written consent of the Company, unless otherwise required or permitted by any other provision of this Agreement or the Company and Parent Shareholder Voting Agreements:

     (a) Representations and Warranties. Neither Parent nor Merger Sub shall take any action that would cause the representations and warranties made by Parent and Merger Sub in this Agreement not to be true, correct and accurate, in all material respects (determined as provided in Section 7.03(a)), as of the Closing.

     (b) Notice. Parent shall use its best efforts to promptly notify the Company of any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either of them prior to the Closing; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Ordinary Course. The Parent and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts to keep available the services of their present officers and employees and endeavor to preserve their relationships with customers, suppliers and others having business dealings with the Parent and its subsidiaries.

     (d) Dividends; Changes in Stock. The Parent shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock other than dividends not in excess of the amount paid of Parent Common Stock in the comparable year earlier period, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except for redemptions or repurchases of Parent Common Stock not to exceed $1,500,000, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock.

     (e) Issuance of Securities. The Parent shall not, and it shall not permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than issuances by a wholly owned subsidiary of the Parent of its capital stock to the Parent or another wholly-owned subsidiary of Parent.

     (f) Governing Documents. Except as may be required to comply with applicable law, the Parent shall not amend or propose to amend its Certificate of Incorporation, as amended, or By-Laws in a manner adverse to the consummation of the Merger or the Parent's shareholders.

     (g) No Acquisitions. The Parent shall not, and it shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof if such acquisition, merger, consolidation, purchase or other transactions could reasonably be expected to materially delay the Closing contemplated by the terms of this Agreement, unless Parent obtains the written approval of the Company with respect to any such transaction, which approval will not be unreasonably withheld by the Company.

     (h) No Dispositions. The Parent shall not, and it shall not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than (i) dispositions and leases of real estate and homes in the ordinary course of business; (ii) encumbrances on real estate in the ordinary course of business and consistent with past practice and (iii) other assets having an aggregate book value of not more than $3,000,000, if such sale, lease, encumbrance or disposition, or agreement to do any of the foregoing, could reasonably be expected to materially delay the Closing contemplated by the terms of this Agreement unless Parent obtains the written approval of the Company with respect to any such transactions, which approval will not be unreasonably withheld by the Company.

     SECTION 5.03 No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountants, consultants or other advisor or representative of, the Company or any of its Subsidiaries directly or indirectly to solicit or initiate, or knowingly encourage or otherwise facilitate the submission of, any "competitive proposal" (as defined below in this Section 5.03(a)). The Company shall, and shall cause its subsidiaries and the directors, employees and other agents of the Company and its subsidiaries, to cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any competitive proposal. The Company shall provide Parent with prompt notice, but in no event later than 24 hours after its or any of its advisors' receipt of a competitive proposal, or of any request (other than in the ordinary course of business and not related to a competitive proposal) for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books, or records of the Company or any of its subsidiaries by any Person who is known to be considering making, or has made, a competitive proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such competitive proposal, indication or request. For purposes of this Agreement, "competitive proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 20% of any class of equity securities of the Company or any of its subsidiaries, or (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement and other than transactions in the ordinary course of business, or (iv) any other transaction the consummation of which would reasonably be expected to, in a material way, impede, interfere with, prevent or delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     (b) Section 5.03(a) will not prevent the Company or the Board of Directors of the Company, as the case may be, from, in response to a competitive proposal which the Company receives despite compliance with
Section 5.03(a) and which the Company's Board of Directors determines in good faith after consultation with its independent financial advisor would result (if consummated in accordance with its terms) in a transaction which would be more favorable to the Company's shareholders than the Merger, (i) furnishing non-public information (after receipt of an appropriate confidentiality agreement no less favorable to the Company than the Company Confidentiality Agreement) to the person, entity or group which makes the competitive proposal and entering into discussions and negotiations with that person, entity or group, (ii) withdrawing or modifying its approval of this Agreement or the Merger (subject to Section 6.01(b) below), (iii) approving or recommending a competitive proposal or (iv) entering into an agreement with respect to a competitive proposal; provided, however, that, other than in the ordinary course of business and not related to a competitive proposal or other than as permitted by the preceding clauses 5.03(b)(i), (ii), (iii) and
(iv), the Company will not (w) engage in any discussion or negotiations with any Person who is known by the Company or any of its subsidiaries to be considering making, or to have made, a competitive proposal, (x) disclose any non-public information relating to the Company or any of its subsidiaries to any Person who is known by the Company or any of its subsidiaries to be considering making, or to have made, a competitive proposal, (y) afford access to the properties, books or records of the Company or any of its subsidiaries to any Person who is known by the Company or any of its subsidiaries to be considering making, or to have made, a competitive proposal, or (z) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company (a "Standstill Agreement").


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01 Company Shareholders' Meeting. (a) The Company shall duly call a meeting of its shareholders (the "Company Shareholders' Meeting") to consider and vote upon the approval and adoption of this Agreement and the Merger and the Company shall use its commercially reasonable efforts to hold the Company Shareholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Board of Directors of the Company shall, subject to Section 6.01(b), use its reasonable best efforts to recommend such approval and adoption of this Agreement and the Merger unless such recommendation would, in the opinion of outside legal counsel to the Company, result in a breach of the fiduciary duties of the Board of Directors under applicable Legal Requirements, and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement.

     (b) The Board of Directors of the Company shall not withdraw, or modify in a manner adverse to Parent, its recommendation to its shareholders unless the Company has complied with the terms of Section 5.03 in all material respects, including, without limitation, the requirement in Section 5.03 that it notify Parent promptly after its receipt of any competitive proposal. Unless this Agreement is previously terminated in accordance with Article Eight, the Company shall submit this Agreement to its shareholders at the Company Shareholders' Meeting even if the Board of Directors of the Company determines at any time after the date hereof that it is no longer advisable or recommends that the Company shareholders reject it.

     SECTION 6.02 Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall cooperate and prepare and Parent shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company in the Merger, a portion of which Registration Statement shall also serve as (i) the information statement, which the Parent, with the cooperation of the Company, shall prepare (together with any amendments thereof or supplements thereto, the "Information Statement") and
(ii) the proxy statement, which the Company, with the cooperation of Parent, shall prepare (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the Company Shareholders' Meeting. The respective parties will cause the Information Statement, the Proxy Statement

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

and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, the rules and regulations of the New York Stock Exchange ("NYSE") and the AMEX, the DGCL and the MGCL. Both the Company and Parent shall furnish to each other all information concerning the Company or Parent each may reasonably request in connection with such actions and the preparation of the Registration Statement, the Information Statement and the Proxy Statement. Each of the Company and Parent shall use its commercially reasonable efforts, to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Prior to the effective date of the Registration Statement Parent shall take all action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Parent will use its reasonable best efforts to cause the Information Statement to be mailed to each of the Parent's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company, with the cooperation of Parent, will use its reasonable best efforts to cause the Proxy Statement to be mailed to each of the Company's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Registration Statement, the Information Statement and the Proxy Statement received from the SEC. The parties will cooperate in preparing and filing with the SEC any amendment or supplement to the Registration Statement, the Information Statement or Proxy Statement.

     (b) The Proxy Statement shall include the unanimous and unconditional recommendation of the Board of Directors of the Company to the shareholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except as otherwise provided in Section 5.03 or Section 6.01 of this Agreement.

     (c) No amendment or supplement to the Proxy Statement, the Information Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party, which approval shall not be unreasonably withheld. Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC, the NYSE or AMEX for amendment of the Proxy Statement, the Information Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall have any obligation to have the Registration Statement declared effective unless and until (i) Parent shall have received the "comfort letter" in accordance with Section 6.11(a) and (ii) the Company shall have received the "comfort letter" in accordance with Section 6.11(b).

     (e) The information supplied by the Company for inclusion in the Registration Statement and included in the Information Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Parent, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iv) the time of the Company Shareholders' Meeting and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstances relating to the Company or any of its subsidiaries, or their respective officers and directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, Information Statement or Registration Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the MGCL, the Securities Act, the Exchange Act, the NYSE and the AMEX.

     (f) The information supplied by Parent for inclusion in the Proxy Statement and included in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Parent, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iv) the time of the Company Shareholders' Meeting and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers and directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement, Information Statement or Registration Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the MGCL, the Securities Act, the Exchange Act, the NYSE and the AMEX.

     SECTION 6.03 Information; Confidentiality. (a) The Company shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representative to, provide to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, access during normal business hours throughout the period prior to the Effective Time to all the officers, employees, properties, books, contracts, commitments and records of the Company and its subsidiaries; provided, however, Parent and its representatives shall not materially interfere with the operation of the business of the Company, and during such period, the Company shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws, (ii) no later than 20 days following the end of each calendar month, monthly financial statements similar to those which have been prepared on a historical basis and (iii) all other information concerning its business, properties, financial condition, operations and current and former personnel as Parent may reasonable request. Until the Effective Time, Parent will be bound by the terms of the confidentiality agreement with the Company dated June 7, 2000 (the "Company Confidentiality Agreement").

     (b) Parent shall provide to the Company, and to the Company's officers, employees, accountants, counsel, financial advisors and other representatives, access during normal business hours throughout the period prior to the Effective Time to all the officers, employees, properties, books, contracts, commitments and records of Parent and its subsidiaries; provided, however, the Company and its representatives shall not materially interfere with the operation of the business of Parent, and during such period, Parent shall furnish promptly to the Company (i) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and current and former personnel as the Company may reasonably request. Until the Effective Time, the Company will be bound by the terms of the confidentiality agreement with Parent dated August 22, 2000 (the "Parent Confidentiality Agreement") on terms no less favorable than those of the Company Confidentiality Agreement.

     SECTION 6.04 Approvals and Consents; Cooperation. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate with each other and to use all commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties, including any consents required under land acquisition agreements, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act, if required, and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with the transactions contemplated hereby. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Parent and Merger Sub agree to use their respective reasonable efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any court or Governmental Entity restraining or preventing the consummation of the Merger on the basis of any federal, state or local antitrust laws or regulations. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of HSR Act waiting period.

     SECTION 6.05 Company Benefit Plans. (a) Parent shall or shall cause the Surviving Corporation to provide current and former employees of the Company and its subsidiaries with the same employee benefits plan, programs, and arrangements as are provided to similarly situated current and former employees of the Parent.

     (b) All service credited to each employee by the Company or its subsidiaries through the Effective Time shall be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals (other than for purposes of benefit accruals under any defined benefit

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

pension plan) under any employee benefit plan provided by Parent for the benefit of the employees; provided, however, that, to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent may be reduced by amounts payable under similar Company Benefit Plans with respect to the same periods of service. In addition, with respect to any welfare benefit plan established or maintained by Parent or its subsidiaries for the benefit of employees of the Company, Parent shall, or shall cause the relevant subsidiary to, waive any pre-existing condition exclusions other than any pre-existing condition that was not waived by a Welfare Plan and provide that any covered expenses incurred on or before the Effective Time in respect of the current plan year by any employee of the Company (or any covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time in respect of such current plan year.

     (c) Parent hereby agrees to cause the Surviving Corporation to honor (without modification) and assume the severance policies, employment agreements, executive termination agreements and individual benefit arrangements disclosed in Schedule 3.10 of the Company Disclosure Schedule to Parent, except for any such agreements or arrangements with Geaton A. DeCesaris, Jr., Thomas Pellerito, Christopher Spendley and Clayton Miller which shall be terminated as of the Closing Date and replaced by the employment agreements referred to in Section 7.02(d) hereof.

     SECTION 6.06  Fees and Expenses.  (a)  Except as provided below in this
Section 6.06, all fees and expenses incurred in connection with this Agreement and the Merger and any other transaction contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b)  If:

          (i) Parent shall terminate this Agreement pursuant to Section 8.01(g) and prior to the Company Stockholders Meeting there is a competitive proposal;

          (ii) Parent shall terminate this Agreement pursuant to Section 8.01(c), unless at the time of such failure to recommend, withdrawal of a recommendation or adverse recommendation, recommendation of a competitive proposal, or entering into an agreement with respect to a competitive proposal, any of the conditions set forth in Section 7.03(a) or 7.03(b) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

          (iii) Parent shall terminate this Agreement pursuant to Section 8.01(e)(ii) because of a failure to satisfy or waive the conditions set forth in Section 7.02(a) or (b),

     then in any case as described in clause (i), (ii) or (iii) (each such case of termination being referred to as a "Trigger Event") the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $3,000,000. Acceptance by Parent of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement. Parent's rights hereunder are in addition to any rights Parent may have under the Voting Agreement.

     (c) If the Company shall terminate this Agreement pursuant to Section 8.01(f)(ii) because of a failure to satisfy or waive the conditions set forth in Section 7.03(a) or (b), then Parent shall pay to Company (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $1,000,000. Acceptance by the Company of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount Parent shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

     SECTION 6.07 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its best efforts to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall take any action, fail to take any action, or cause any action to be taken or fail to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     SECTION 6.08 Public Announcements. Unless otherwise required by applicable law, court process or the requirements of any listing agreement with any applicable stock exchange, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing communications to employees regarding the transactions contemplated by this Agreement or before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation. The Company and Parent shall each provide to the other a copy of each press release or other public statement relating to its business reasonably in advance to making such release or statement. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 6.09 Letters of Accountants. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a "comfort" letter of Deloitte & Touche LLP, the Company's independent public accountants, dated and delivered within two Business Days before the date on which the Registration Statement shall become effective, and addressed to Parent, in the form, scope and content reasonably satisfactory to Parent and as contemplated by Statement on Auditing Standards No. 72 issued by the American Institute of Certified Public Accountants, Inc. ("SAS 72"), relating to the financial statements and other financial data with respect to the Company and its consolidated subsidiaries included or incorporated by reference in the Proxy Statement and such other matters as may be reasonably required by Parent, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof.

     (b) Parent shall use its reasonable efforts to cause to be delivered to the Company a "comfort" letter of Ernst & Young LLP ("Ernst & Young"), Parent's independent public accountants, dated within two Business Days before the date on which the Registration Statement shall become effective, and addressed to the Company in the form, scope and content reasonably satisfactory to Parent and as contemplated by SAS 72, relating to the financial statements and other financial data with respect to Parent and its consolidated subsidiaries included in or incorporated by reference in the Proxy Statement and such other matters as may be reasonably required by the Company, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof. In connection with Parent's efforts to obtain such letter, if requested by Ernst & Young, the Company shall provide a representation letter to Ernst & Young complying with SAS 72, if then required.

     SECTION 6.10  Directors' and Officers' Insurance and Indemnification.
(a) The Surviving Corporation will and Parent shall cause the Surviving Corporation to, at all times after the Effective Time indemnify and hold harmless each person who is at the date of this Agreement, or has been at any time prior to the date of this Agreement, a director, officer or employee of the Company or any of its subsidiaries ("Indemnified Parties"), in each case to the fullest extent permitted by applicable law with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) based in whole or in part, or arising in whole or in part out of, any act or omission by that person at or prior to the Effective Time in connection with that person's duties as a director, officer or employee of the Company or any of its subsidiaries to the same extent and on the same terms (including with respect to advancement of expenses) provided in the Company's Articles of Incorporation or By-Laws, or in any indemnification agreements, in effect on the date of this Agreement provided the person to whom expenses are advanced provides a customary undertaking complying with applicable law to replay such advances if it is ultimately determined that such person is not entitled to indemnification.

     (b) Parent will cause the Surviving Corporation to keep in effect for at least six years after the Effective Time the policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries at the date of this Agreement to the extent that such policy provides coverage for events occurring prior to the Effective Time for all persons [who are or were directors and officers of the Company or its subsidiaries on the date of this Agreement]; provided that (i) Parent may substitute policies having the same coverage and amounts and containing terms and conditions which are no less advantageous to the persons who are currently covered by the Company's policies and with carriers comparable in terms of credit worthiness to those which have written the policies maintained by the Company at the date of this Agreement and (ii) neither Parent nor the Surviving Corporation will be required to pay an annual premium for that insurance in excess of two times the annual premium relating to the year during which this Agreement is executed, but if they are not able to maintain the required insurance for an annual premium for that amount, they will purchase as much coverage as it can obtain for that amount.

     SECTION 6.11 Resales by Affiliates. (a) Promptly after the execution of this Agreement, each of the directors of the Company will execute an agreement to the effect set forth in this Section 6.12(a). Prior to the Effective Time, the Company shall deliver to Parent a letter identifying all other Persons who at the Effective Time, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act or who may otherwise be deemed to be Affiliates of the Company (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Parent on or prior to the 30th day prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit C, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act or an exemption from the registration requirements of the Securities Act.

     (b) In respect of shares of Parent Common Stock which are acquired by persons defined to be affiliates of the Company, the Registration Statement on Form S-4 filed with the SEC by the Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company in the Merger shall also serve

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

as the registration statement and statutory prospectus for resales by affiliates of the Company of shares of Parent Common Stock acquired by them pursuant to the Merger and Parent hereby agrees to amend and keep "evergreen" such Registration Statement for a period of 1 year from and after the Effective Time of the Merger so that such affiliates of the Company may effect resales of Parent Common Stock acquired by them pursuant to the Merger in excess of the volume and other limitations imposed on them by Rule 145(d) promulgated under the Securities Act.

     SECTION 6.12 Stock Exchange Listing. Parent shall, in cooperation with the Company, use its reasonable best efforts, as promptly as reasonably practicable, to prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on the NYSE prior to the Effective Time; provided, however, that if Parent shall not satisfy the requirements for listing on the NYSE, then Parent shall, in cooperation with the Company, use its reasonable best efforts, as promptly as reasonably practicable, to prepare and submit to the AMEX a supplemental listing application covering the shares of Parent Common Stock to be issued in the Merger.

     SECTION 6.13 Delivery of 2000 Financial Statements. The Company will deliver to Parent, no later than September 6, 2000, unaudited copies of the Company's consolidated financial statements for the fiscal year ending July 31, 2000 (collectively, the "Unaudited 2000 Financial Statements"), which shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except for the absence of notes thereto) and which are consistent with prior years' preparation of the Company's audited financials.

     SECTION 6.14 Board Representation. Parent agrees to cause Geaton A. DeCesaris, Jr. ("DeCesaris") to be elected as a member of its Board of Directors as of the Effective Time and to cause DeCesaris to continue to be nominated for election as a member of the Board of Directors of the Parent at each annual meeting of the stockholders of the Parent from and after the Effective Time for (i) so long as DeCesaris either remains as an employee of Parent or owns in the aggregate at least 500,000 shares of Parent Common Stock, (ii) so long as there shall not have occurred any event with respect to DeCesaris that, in the determination of counsel to Parent, would require disclosure by Parent pursuant to Paragraph (f) of Item 401 of Regulation S-K (as such provisions, or any successor provisions, may be amended from time to time) in any filing with the SEC, and (iii) so long as DeCesaris has not become an executive officer, board member, owner, partner, consultant or employee of any company engaged in a home construction and/or financial services business or any other business of Parent and its subsidiaries. For purposes of the foregoing, DeCesaris shall be deemed not a shareholder of a company that would otherwise be a competing entity if his record and beneficial ownership of the capital stock of such company amount to no more than 5% of the outstanding capital stock of such company.

     SECTION 6.15 Voting Agreements. (a) The Company agrees, at Parent's request, from time to time to execute and deliver such documents and take all such further action as may be necessary or appropriate to assist Parent in respect of the agreements of the principal shareholders of the Company set forth in the agreements among Parent, Merger Sub and the principal shareholders of the Company dated as of the date hereof (the "Company Shareholder Voting Agreements") including, without limitation, notifying the Company's transfer agent that there is a stop transfer order with respect to such stockholders' shares of Company Common Stock and that the Company Shareholder Voting Agreements place limits on the voting and transfer of such shares.

     (b) Parent agrees, at the Company's request, from time to time to execute and deliver such documents and take all such further action as may be necessary or appropriate to assist the Company in respect of the agreements of the principal shareholders of Parent set forth in the agreement between the Company and principal shareholders of Parent dated as of the date hereof (the "Parent Shareholder Voting Agreement"), including, without limitation, notifying Parent's transfer agent that there is a stop transfer order with respect to such stockholders' shares of Parent Common Stock and Parent Class B common stock, and that the Parent Shareholder Voting Agreement places limits on the voting and transfer of such shares.


                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall be pending before or threatened by the SEC.

     (b) Shareholder Approvals. This Agreement shall have been approved by the requisite affirmative vote of the shareholders of (i) the Company in accordance with the Company's Restated Articles of Incorporation, as amended and supplemented, By-Laws and the MGCL and (ii) the Parent in accordance with the rules and regulations of the AMEX, the Company's Listing Agreement with the AMEX and the DGCL.

     (c) No Injunction or Restraint. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (e) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities or Persons as applicable and shall be final (in the case of any consent or waiver from a Governmental Entity) and in full force and effect as of the Closing, except for such consents, approvals and authorizations the failure of which to obtain would not have a Material Adverse Effect on Parent or the Company (assuming for purposes of this paragraph (e) that the Merger shall have been effected).

     SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

     (a) Company Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that are qualified with respect to materiality shall be true and correct in all material respects and such representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

     (b) Company Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to that effect.

     (c) Tax Opinion. Parent shall have received the opinion of Simpson Thacher & Bartlett, counsel to Parent, based upon representation letters substantially in the forms of Exhibits A and B to this Agreement, dated on or about the Closing Date, and such other facts, representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, dated on the Closing Date.

     (d) Employment Agreements. The employment agreements, entered as of the Closing Date, which shall be in form and substance similar to those set forth as Exhibits D, E, F and G hereto, by Parent and each of Geaton A. DeCesaris, Jr., Thomas Pellerito, Christopher Spendley and Clayton Miller shall be in full force and effect.

     SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

     (a) Parent Representations and Warranties. Each of the representations and warranties of each of Parent and Merger Sub contained in this Agreement that are qualified with respect to materiality shall be true and correct in all material respects and such representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate of the Chief Executive Officer of Parent to such effect.

     (b) Parent Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of the Chief Executive Officer of Parent to that effect.

     (c) Tax Opinion. The Company shall have received the opinion of Duane, Morris & Heckscher LLP, counsel to the Company, based upon representation letters substantially in the forms of Exhibits A and B to this Agreement, dated on or about the Closing Date, and such other facts, representations and assumptions, as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code, dated on the Closing Date.

     (d) Opinion of Wasserstein Perella. The Company has received an opinion from the Advisor dated as of the date hereof, to the effect that the

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

consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, a copy of which will be made available to Parent promptly after the date of this Agreement.


                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by shareholders of the Company, as follows:

     (a)  by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if the Effective Time shall not have occurred by the end of eight (8) months following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the end of six (6) months following the date of this Agreement;

     (c) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement and the Merger, (ii) the Board of Directors of the Company or any committee thereof shall have approved or recommended any competitive proposal, (iii) the Company shall have entered into any agreement with respect to any competitive proposal in accordance with Section 5.04(b) of this Agreement, or (iv) shall have failed to call the Company Shareholders' Meeting in accordance with Section 6.01 hereof;

     (d) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this Section 8.01(d) shall have used its commercially reasonable efforts to remove such injunction, order or decree;

     (e) by Parent (i) as provided in Section 2.03(a)(i)(B) or (ii) in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.02 and (B) cannot be or has not

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

been cured within 30 days after the giving by Parent of written notice to the Company;

     (f) by the Company (i) as provided in Section 2.03(a)(i)(A) or (ii) in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.03 or (B) cannot be or has not been cured within 30 days after the giving by the Company of written notice to Parent or Merger Sub, as applicable; or

     (g) by Parent or the Company if the shareholders of the Company do not approve this Agreement at the Company Shareholders' Meeting or any adjournment or postponement thereof.

     SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 3.17, Section 4.15, Section 6.03,
Section 6.06, this Section 8.02 and Article IX, and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or for fraud.

     SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provision of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.




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

                                  ARTICLE IX

                              GENERAL PROVISIONS

     SECTION 9.01 Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), telecopy or enclosed in a properly sealed envelope, certified or registered mail (postage and certification or registration prepaid) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

          Hovnanian Enterprises, Inc.
          10 Highway 35, P.O. Box 500
          Red Bank, New Jersey 07701
          Attention:  Ara Hovnanian
          Facsimile No.: (732) 747-7159

          with copies to:

          Hovnanian Enterprises, Inc.
          10 Highway 35, P.O. Box 500
          Red Bank, New Jersey 07701
          Attention:  Peter Reinhart
          Facsimile No.: (732) 747-6835

          Simpson, Thacher & Bartlett
          425 Lexington Avenue
          New York, NY 10017-3954
          Attention: Vincent Pagano, Esq.
          Facsimile No.: (212) 455-2502

          (b)  if to the Company, to:

          Washington Homes, Inc.
          1802 Brightseat Road
          Landover, Maryland  20785-4235
          Attention:  Geaton A. DeCesaris, Jr.
          Facsimile No.:  (301) 772-8934

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

          with a copy to:

          Duane, Morris & Heckscher LLP
          1667 K Street, N.W., Suite 700
          Washington, D.C. 20006-1608
          Attention: John W. Griffin, Esq.
          Facsimile No.: (202) 776-7801

     Any such notice will be deemed to be given when received, if personally delivered, sent by overnight delivery or sent by telecopy (during the recipient's normal business hours), and, if mailed, five days after deposit in the United States mail, properly addressed, with proper postage affixed. Any party may change its address for purposes of notice by giving notice in accordance with the provisions of this Section 9.02.

     SECTION 9.03  Definitions.  For purposes of this Agreement:

     (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "beneficial owner" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (c) "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banking institutions in the cities of Landover, Maryland or New York, New York are authorized or obligated by law or executive order to be closed.

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

     (e) "knowledge" or "known" means, with respect to the matter in question, if any of the executive officers of the Company or Parent, as the case may be, has after reasonable inquiry actual knowledge of such matter;

     (f) "lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include
(i) liens for water and sewer charges and current taxes not yet due and payable without penalty or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other


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

similar liens arising or incurred in the ordinary course of business or (iii) all liens approved in writing by the other party hereto;

     (g) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change, event, occurrence, fact, circumstance or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change, event, occurrence, fact, circumstance or effect) that is materially adverse to (i) the business, operations, results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Company or Parent, as the case may be, and their respective subsidiaries taken as a whole or (ii) would prevent or materially delay the ability of the Company or Parent and their respective subsidiaries, as the case may be, to perform their obligations under this Agreement or to consummate the Merger or other transactions contemplated by this Agreement, other than a material adverse change or material adverse effect resulting from (w) a change in laws, rules or regulations of governmental agencies, (x) a change in United States generally accepted accounting principles ("GAAP"), or (y) a change or occurrence affecting the homebuilding industry generally; and

     (h) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body or managing member or partner (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 9.04 Interpretation. When a reference is made in this Agreement to a Section, an Article, Exhibit or Schedule, such reference shall be to a Section or an Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.06 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Company Confidentiality Agreement and Parent

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

Confidentiality Agreement shall remain valid and in effect) and, except for the provisions of Section 6.11 and Article II of which the shareholders of the Company shall be third-party beneficiaries, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to any applicable conflicts of law, except to the extent that the MGCL and the DGCL shall be held to govern the terms of the Merger.

     SECTION 9.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland, New York or New Jersey or in Maryland, New York or New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Maryland, New York or New Jersey or any Maryland, New York or New Jersey state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Maryland, New York or New Jersey.

     SECTION 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced,




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the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.












































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

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                               HOVNANIAN ENTERPRISES, INC.


                               By: /s/ J. Larry Sorsby
                                  --------------------
                                   Name:  J. Larry Sorsby
                                   Title:  Senior Vice President and
                                           Chief Financial Officer


                               WHI HOLDING CO., INC.


                               By: /s/ J. Larry Sorsby
                                  --------------------
                                   Name:  J. Larry Sorsby
                                   Title:  Senior Vice President and
                                           Chief Financial Officer


                               WASHINGTON HOMES, INC.

                               By: /s/ Geaton A. DeCesaris Jr.
                                  ----------------------------
                                   Name:  Geaton A. DeCesaris Jr.
                                   Title:  President, Chief Executive Officer




















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